Exhibit 5 Janet McGinness Senior Vice President and Corporate Secretary Legal Department MAC J0193-610 30 Hudson Yards 61st Floor New York, NY 10001-2170 Work: 415-979-0775 April 30, 2026 Board of Directors Wells Fargo & Company 333 Market Street San Francisco, California 94105 Ladies and Gentlemen: In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company” or “Wells Fargo”), under the Securities Act of 1933, as amended, of 45,000,000 shares of common stock, par value $1-2/3 per share (the “Shares”) that may be issued by the Company under Wells Fargo & Company 2022 Long-Term Incentive Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion, the Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable. I consent to the filing of this opinion as an exhibit to the Registration Statement. Very truly yours, /s/ Janet McGinness Janet McGinness Managing Director and Associate General Counsel